SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549


                              Form 8-K


                           CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





Date of Report (Date of earliest event reported)    December 23, 1997





                     TRANSTECH INDUSTRIES, INC.
       (Exact name of registrant as specified in its charter)





   Delaware                  0-6512                     22-1777533
(State or other            (Commission               (I.R.S. Employer
jurisdiction of            File Number)               Identification
incorporation)                                            Number)


200 Centennial Ave., Piscataway, New Jersey                 08854
 (Address of principal executive offices)                 (Zip Code)



                           (732) 981-0777
      (Registrant's telephone number, including area code)



Former name or former address, if changed
since last report                                      Not applicable




                                                    Page 1 of 6 pages
ITEM 5.  Other Events

     On December 23, 1997, Transtech Industries, Inc. ("Transtech") and certain of its wholly-owned subsidiaries (Transtech and its subsidiaries referred herein as the "Company") entered into four agreements which settled lawsuits relating to the remediation of the Kin-Buc Landfill, an Edison, New Jersey Superfund site which the Company owned and operated. Set forth below is a review of developments in such lawsuits and the terms of the settlement agreements affecting the Company.

Background

     In February 1979, the Environmental Protection Agency brought suit in the United States District Court for the District of New Jersey against Transtech, its subsidiaries Kin-Buc, Inc. ("Kin-Buc") and Filcrest Realty, Inc. ("Filcrest"), certain former officers, directors and shareholders of Transtech, and Inmar Associates, Inc. ("Inmar"), a corporation controlled by Marvin H. Mahan ("Mahan"), a former officer, director and principal shareholder of the Company, in connection with the ownership and operation of the Kin-Buc Landfill (the "Landfill"). This suit was placed on administrative hold by the Court because the Company and SCA Services, Inc. ("SCA"), an affiliate of Waste Management, Inc. (formerly known as WMX Technologies, Inc.) ("WMI") agreed to undertake the remediation of the Landfill.

     In 1986, Transtech sold the stock of its subsidiary Wastequid, Inc. to SCA, and, simultaneously therewith, Transtech, Kin-Buc, Filcrest and Inmar (the "Transtech Group") entered into an agreement (the "1986 Agreement") with SCA, its wholly-owned subsidiary Chemical Waste Management of New Jersey, Inc. ("CWMNJ"), Wastequid, Inc. and Earthline Company (the "SCA Group") regarding the sharing of the costs of remediating the Landfill, pursuant to which the Transtech Group agreed to pay 75% of such costs and the SCA Group the remaining 25% (the "Sharing Formula").

     In 1990, Transtech, Kin-Buc and Filcrest commenced a suit in the United States District Court for the District of New Jersey entitled Transtech Industries, Inc. et al. v. A&Z Septic Clean et al. against generators and transporters of hazardous waste disposed of at the Landfill (the "PRPs") for contribution towards the cost of remediating the Landfill. In 1991, 1992 and 1993, the Transtech Group, the SCA Group and WMI presented settlement proposals to the PRPs believed to be responsible, individually, for no more than 1% of the non-municipal waste disposed of at the Landfill (the "De Minimis PRPs"). These settlements resulting in a contribution by certain De Minimis PRPs of approximately $10 million towards the cost of remediating the Landfill. From 1993, the litigation proceeded against the non-settling De Minimis and non-De Minimis PRPs, who were believed to have been responsible, in the aggregate, for approximately 90% of the non-municipal waste disposed of at the Landfill, and in 1995, generators and transporters of municipal hazardous waste disposed of at the Landfill were joined in the litigation. After 1995 and continuing through 1997, the SCA Group and WMI entered into settlements with other non-municipal waste PRPs without the participation of the Transtech Group. These settlements resulted in substantial additional contributions towards the cost of remediation.
Discovery and other pre-trial proceedings had taken place and a trial date had been tentatively set as settlement discussions among the Transtech Group, the SCA Group and WMI, on the one hand, and among a large group of non-municipal waste PRPs ("the AFP Group"), the SCA Group and WMI, on the other, were taking place.

     In 1992, substantially all of the non-municipal waste PRPs, including substantially all of the AFP Group, filed two pleadings in the litigation involving the Company. The first was a counterclaim against Transtech, Kin-Buc and Filcrest and a third-party complaint against other owners or operators of the Landfill, including, among others, Inmar, a wholly-owned subsidiary of Inmar, Dock Watch Quarry Pit, Inc. ("Dock Watch"), Mahan, a former officer and director of both Transtech and Inmar, Robert J. Meagher ("Meagher"), the SCA Group, WMI and a former officer and director of SCA, Anthony Gaess ("Gaess") (the "Owner-Operator Counterclaim"). The second pleading involving the Company was a counterclaim against Transtech and a third-party complaint against parties to transactions with Transtech, including Inmar and Mahan, which were alleged to have been fraudulent conveyances (the "Fraudulent Conveyances Counterclaim"). In that pleading, the PRPs sought to have the consideration paid by Transtech in the conveyances returned and placed in the hands of a receiver. Discovery on the issues presented in the Fraudulent Conveyances Counterclaim and the Owner-Operator Counterclaim was proceeding, and motions to join additional parties to the Fraudulent Conveyances Counterclaim were pending at the time settlement discussions between Transtech and the AFP Group were taking place.

     In 1993, the Transtech Group served a demand for arbitration (the "Transtech Arbitration") on the SCA Group and WMI seeking either rescission of the 1986 Agreement or reformation of the Sharing Formula. In response, the SCA Group and WMI brought an action in the Supreme Court for the State of New York to enjoin the Transtech Arbitration. Pending a decision by that Court, the Transtech Arbitration was stayed. In 1995, during the stay, the SCA Group filed a demand for arbitration (the "SCA Arbitration") seeking reimbursement from the Transtech Group of 75% of remediation expenses fully funded by the SCA Group to that point, and the Transtech Group brought an action in the Supreme Court for the State of New York to stay the SCA Arbitration pending a decision on the motion to enjoin the Transtech Arbitration. On motion brought by the SCA Group, the Court narrowed the issues to be arbitrated in the SCA Arbitration and made any findings on such issues subject to resolution of the issues in the Transtech Arbitration. After discovery on these issues was completed, the Transtech Group, the SCA Group and WMI agreed to postpone proceedings in both the SCA Arbitration and the Transtech Arbitration pending the outcome of settlement discussions.

The Settlements

     On December 23, 1997, settlements of the litigation, including claims for contribution towards to the cost of remediating the Landfill, the Owner-Operator Counterclaim and the Fraudulent Conveyance Counterclaim, and settlements of the Transtech Arbitration, the SCA Arbitration and litigation relating thereto, resulting from discussions among the Transtech Group, the SCA Group and WMI, on the one hand, and among the AFP Group, the SCA Group and WMI, on the other, were reached, and four agreements effecting these settlements were executed and delivered.

     The first of these four settlement agreements was among Transtech, Kin-Buc, Filcrest, Mahan, Meagher, the SCA Group and the AFP Group (consisting of all but 29 non-municipal waste PRPs). In this agreement, among other things, all members of the AFP Group released all their claims against Transtech, Kin-Buc, Filcrest, Mahan, Meagher, Inmar and Dock Watch, among others, arising from or relating to claims for contribution and the Owner-Operator Counterclaim.

     The second settlement agreement was among Transtech, Kin-Buc, Filcrest, Mahan, Meagher, Inmar, Dock Watch, the SCA Group, WMI and Gaess. In this agreement, among other things, the parties agreed to terminate the 1986 Agreement and all the other agreements between or among any of them relating to the Landfill, to dismiss the Transtech Arbitration and the SCA Arbitration and the related litigation, and to dismiss all their claims against the other parties arising from or relating to the Landfill, including claims for contribution and the Owner-Operator Counterclaim. Transtech, Kin-Buc and Filcrest agreed to continue to prosecute their pending suit against former excess insurance carriers and to pay SCA 75% of the net recoveries of such suit, after allowances for related legal fees and federal and state income tax obligations resulting from the audit of the Company's income tax returns for the years 1982 through 1992, up to a maximum of $3.5 million. Transtech also agreed to turn over the work products of its expert witness and its attorney in the litigation to SCA, who will defend and indemnify Transtech, Kin-Buc, Filcrest, Mahan, Meagher, Inmar and Dock Watch from continuing claims by non-settling non-municipal waste and municipal waste PRPs in the litigation.

     The third settlement agreement was among the AFP Group and certain other PRPs, Transtech, all the third-party defendants to the Fraudulent Conveyances Counterclaim, and the other parties sought to be joined in the Fraudulent Conveyances Counterclaim. In this agreement, the AFP Group and the other settling PRPs dismissed all their claims in the Fraudulent Conveyances Counterclaim in exchange for a payment $1.5 million. Of this amount, $480,000 was paid by Transtech and the balance was or will be paid by the third-party defendants and such other parties.

     The fourth settlement agreement was among the SCA Group, WMI, Transtech, all the third-party defendants to the Fraudulent Conveyances Counterclaim, and the other parties sought to be joined in the Fraudulent Conveyances Counterclaim. In this agreement, the SCA Group and WMI dismissed all their claims in the Fraudulent Conveyances Counterclaim and agreed to defend and indemnify Transtech, the third-party defendants and such other parties against continuing claims by non-settling PRPs (consisting of a group of four non-municipal waste PRPs). In addition, the third-party defendants and such other parties released Transtech from all liability to them arising from the settlement of the Fraudulent Conveyances Counterclaim.

Accrued Remediation Liability and Expenses

     The Company carries an accrued remediation liability of approximately $10 million related to the Landfill, essentially all of which will be reversed as a result of the settlements described above. The Company will recognize income in an amount equal to the reduction of such accrued remediation liability.

     The substantial expense of the Company's prosecution and defense of claims in the litigation (including the contribution claim, the Owner-Operator Counterclaim and the Fraudulent Conveyances Counterclaim), the prosecution of the Transtech Arbitration, the defense of the SCA Arbitration, and the prosecution and defense of the litigation related to the Transtech Arbitration and the SCA Arbitration, as well as the substantial expense of the Company's efforts in respect to the settlements described above, which the Company has incurred through 1997, will no longer be borne by the Company. There may be some continuing expenses in respect of the Landfill, but not of the magnitude experienced in the past.

Press Release

     See the following press release dated December 24, 1997 announcing the closing of the above described settlements.

          PISCATAWAY, N.J., December 24, 1997 - Robert V. Silva, President and Chief Executive Officer of Transtech Industries, Inc. (OTC BULLETIN BOARD:TRTI) announced today that on December 23, 1997, Transtech reached settlement of lawsuits relating to the remediation of the Kin-Buc Landfill, an Edison, New Jersey Superfund site which a subsidiary of Transtech owned and operated. Mr. Silva said the settlements significantly reduce Transtech's liability resulting from environmental pollution at the Kin-Buc site.

          A settlement was reached with all but approximately 30 generators and transporters of waste disposed of at the Kin-Buc Landfill, named as defendants in a lawsuit brought by Transtech, pending in the United States District Court for the District of New Jersey and entitled Transtech Industries, Inc. et al. v. A&Z Septic Clean et al. A settlement was also reached with Waste Management, Inc., named as a third-party defendant in that suit.

          Transtech has agreed to pay over to Waste Management a maximum of $3.5 million of Transtech's recoveries on its pending insurance claims relating to the Kin-Buc Landfill and another site, the remediation of which was financed, in part, by Transtech. In exchange, Transtech has been released by the settling generators and transporters and Waste Management from all liability to them in connection with operations at the Kin-Buc Landfill.

          In addition, on December 23, 1997, Transtech reached a settlement of a counterclaim and third-party complaint in the lawsuit identified above brought by some of the defendants therein and Waste Management against Transtech and certain individuals and entities who entered into specified transactions with Transtech. Transtech has agreed to pay $480,000 of a total $1.5 million payment to the settling defendants, who, in exchange, released their counterclaim against Transtech and their third-party complaint against such individuals and entities. Such a payment will be made by year end.

          Transtech carries an accrued remediation liability of approximately $10 million related to the Kin-Buc Landfill, essentially all of which will be reversed as a result of the settlements. Transtech will recognize income in an amount equal to the reduction of such accrued remediation liability.

          As reported in detail in its latest annual and quarterly filings with the Securities and Exchange Commission, Transtech faces continuing uncertainties stemming from audits of its federal income tax returns and from its former waste handling activities. Transtech continues to evaluate alternative actions, including the sale of assets, to address its projected tax and other obligations and its ongoing litigation expenses in connection therewith.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              TRANSTECH INDUSTRIES, INC.

                              By:


                              Andrew J. Mayer, Jr.
                              Vice President-Finance, Chief
                              Financial Officer and Secretary

Dated:  December 31, 1997